                                                                      EXHIBIT 12

              COMBINED WITH 50% OWNED UNCONSOLIDATED SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                   NINE MONTHS ENDED
                                                                     SEPTEMBER 30,
                       (IN MILLIONS)                               -----------------
                                                                   2000         1999
                                                                   ----         ----
Income from continuing operations...........................       $106         $ 56
Add
  Interest..................................................        101          106
  Portion of rentals representative of interest factor......         13           13
  Income tax expense and other taxes on income..............         78           51
                                                                   ----         ----
       Earnings as defined..................................       $298         $226
                                                                   ====         ====
Interest....................................................       $101         $106
Interest capitalized........................................          5            1
Portion of rentals representative of interest factor........         13           13
                                                                   ----         ----
       Fixed charges as defined.............................       $119         $120
                                                                   ====         ====
Ratio of earnings to fixed charges..........................       2.50         1.88
                                                                   ====         ====